Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces Fourth Quarter and Full Year 2021 Performance

ARLINGTON, Texas — February 24, 2022 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported attendance of 6 million guests and total revenue of $317 million for fourth quarter 2021. Results for fourth quarter and full year 2021 are not directly comparable to the same prior-year periods due to the company’s COVID-19 related suspension of operations and operating restrictions that began in mid-March 2020. The company believes it is most relevant to compare its results in 2021 to the same periods in 2019.

In the fourth quarter (October 4, 2021, through January 2, 2022), attendance at the company’s parks was approximately 98% compared to the comparable fiscal period in 2019 (October 7, 2019, through January 5, 2020). Attendance by pre-booked groups, inclusive of school groups who typically book in advance, has been significantly diminished due to the pandemic. Excluding pre-booked groups, attendance at the company’s parks in fourth quarter 2021 was approximately 100% compared to the same period in 2019.

“In my first 100 days, we have established a new, customer-obsessed culture, a lean and empowered organization, and a strategic focus on delivering a premium guest experience” said Selim Bassoul, President and CEO. “With our foundation now in place, we are moving quickly to invigorate the magic of Six Flags.”

Fourth Quarter 2021 Highlights

●	Attendance was 6 million guests, inclusive of a negative calendar shift of 363 thousand guests due to a change in the company’s reporting calendar, for a decrease of 354 thousand guests compared to fourth quarter 2019.
●	Total Revenue was $317 million, an increase of $56 million compared to fourth quarter 2019.
●	Net Loss was $2 million, an improvement of $9 million compared to fourth quarter 2019.
●	Adjusted EBITDA[1] was $95 million, an increase of $23 million compared to fourth quarter 2019.
●	Net cash outflow for fourth quarter 2021 was $54 million.

Full Year 2021 Highlights

●	Attendance was 28 million guests, a decrease of 5 million guests compared to full year 2019.
●	Total Revenue was $1,497 million, an increase of $9 million compared to full year 2019.
●	Net Income was $130 million, a decrease of $49 million compared to full year 2019.
●	Adjusted EBITDA was $498 million, a decrease of $29 million compared to full year 2019.
●	Net cash flow for full year 2021 was $178 million.

Fourth Quarter 2021 Results

(In millions, except per share and per capita amounts)	Three Months Ended
	January 2, 2022	December 31, 2020	December 31, 2019	% Change vs. 2020	% Change vs. 2019
Total revenues	$317	$109	$261	N/M	21%
Net loss attributable to Six Flags Entertainment Corporation	$(2)	$(86)	$(11)	N/M	N/M %
Net loss per share, diluted	$(0.02)	$(1.00)	$(0.13)	N/M	N/M %
Adjusted EBITDA	$95	$(39)	$72	N/M	32%
Attendance	5.8	2.2	6.1	N/M	(6)%
Total guest spending per capita	$53.00	$47.00	$40.22	13%	32%
Admissions spending per capita	$27.90	$27.28	$23.60	2%	18%
In-park spending per capita	$25.10	$19.72	$16.62	27%	51%
Pro-forma allocation of admissions spending to in-park spending[2]
Total guest spending per capita	$53.00	$47.00	$40.22	13%	32%
Admissions spending per capita	$27.90	$27.95	$21.80	0%	28%
In-park spending per capita	$25.10	$19.05	$18.42	32%	36%

In fourth quarter 2021, the company generated $317 million of total revenue with attendance of 6 million guests, a net loss of $2 million, and Adjusted EBITDA of $95 million. The company changed its fiscal reporting periods beginning in first quarter 2021. The change resulted in three fewer calendar days in October and two additional days in January for fourth quarter 2021 than were included in the fourth quarter for both 2020 and 2019. The net impact was a reduction of 363 thousand of attendance and approximately $26 million of revenue in fourth quarter 2021.3 The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $10 million of non-recurring costs, including $9 million of employee termination costs and $1 million of technology costs.

Results of fourth quarter 2021 compared to fourth quarter 2019

The $56 million increase in total revenue was driven by higher guest spending per capita, offset by a 6% decrease in attendance and a $4 million reduction in sponsorship, international agreements and accommodations revenue due to the pandemic. The decrease in attendance was caused by a reduction in pre-booked groups due to the pandemic and the change in the company’s fiscal reporting calendar.

Total guest spending per capita in fourth quarter 2021 increased 32% compared to fourth quarter 2019. Applying the pro forma allocation from admissions spending to in-park spending for 2019, admissions spending per capita increased 28% and in-park spending per capita increased 36%. The increase in admissions spending per capita was driven by higher pricing on single day tickets, particularly during the company’s Fright Fest event, and a higher mix of single-day ticket attendance. The increase in in-park spending per capita was due to strong consumer trends and a higher mix of single-day guests, who tend to spend more than season pass holders and members on a per day basis.

Full Year 2021 Results

(In millions, except per share and per capita amounts)	Twelve Months Ended
	January 2, 2022	December 31, 2020	December 31, 2019	% Change vs. 2020	% Change vs. 2019
Total revenues	$1,497	$357	$1,488	N/M	0%
Net income (loss) attributable to Six Flags Entertainment Corporation	$130	$(423)	$179	N/M	(27)%
Net income (loss) per share, diluted	$1.50	$(4.99)	$2.11	N/M	(29)%
Adjusted EBITDA	$498	$(231)	$527	N/M	(5)%
Attendance	27.7	6.8	32.8	N/M	(16)%
Total guest spending per capita	$52.40	$48.45	$42.37	8%	24%
Admissions spending per capita	$28.73	$29.85	$24.86	(4)%	16%
In-park spending per capita	$23.67	$18.60	$17.51	27%	35%
Pro-forma allocation of admissions spending to in-park spending[2]
Total guest spending per capita	$52.40	$48.45	$42.37	8%	24%
Admissions spending per capita	$28.73	$28.31	$23.57	1%	22%
In-park spending per capita	$23.67	$20.14	$18.80	18%	26%

For full year 2021, the company generated $1,497 million of revenue with attendance of 28 million guests, net income of $130 million, and Adjusted EBITDA of $498 million. The company changed its fiscal reporting periods beginning in first quarter 2021. The change resulted in two additional calendar days for full year 2021 versus both 2020 and 2019. The impact was an additional 107 thousand in attendance and $6 million of revenue for full year 2021.4

The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $21 million of non-recurring costs that were associated with the company’s transformation plan that commenced in March 2020. For 2021, this included $10 million of employee termination costs, $5 million of technology costs, and $7 million of consulting costs. The company has concluded the transformation plan, and does not expect to incur any further associated costs.

The company received a settlement payment of $11.3 million related to the termination of its agreements in China, which was recorded in second quarter 2021 and is included in Adjusted EBITDA. Of this amount, $6.7 million was allocated to revenue from international agreements and $4.6 million was a credit to expense.

Results of Full Year 2021 compared to Full Year 2019

The $9 million increase in total revenue was driven by higher guest spending per capita, offset by a 16% decrease in attendance due to the pandemic, and a $52 million reduction in sponsorship, international agreements and accommodations revenue, primarily related to the termination of the company’s agreements in China and Dubai in 2020 and 2019, respectively, and a reduction in sponsorship revenue and accommodations revenue due to the pandemic.

Total guest spending per capita for full year 2021 increased 24% compared to full year 2019. Applying the pro forma allocation from admissions spending to in-park spending for 2019, admissions spending per capita increased 22% and in-park spending per capita increased 26%. The increase in admissions spending per capita was driven by the company’s revenue management initiatives and a higher mix of single-day ticket attendance. The increase in in-park spending per capita was due to strong consumer trends and a higher mix of single-day guests, who tend to spend more than season pass holders and members on a per day basis.

Active Pass Base

The Active Pass Base of 8.3 million included 2.1 million members as of the end of fourth quarter 2021, compared to approximately 1.7 million at the end of fourth quarter 2020 and 2.6 million members at end of fourth quarter 2019. The Active Pass Base also included 6.2 million traditional season pass holders compared to 2.1 million season pass holders at the end of fourth quarter 2020 and 5.1 million season pass holders at the end of fourth quarter 2019. Deferred revenue was $178 million as of January 2, 2022, a decrease of $27 million, or 13%, from December 31, 2020, and an increase of $34 million, or 23%, from December 31, 2019. The deferred revenue growth versus 2019 was driven by the extension of membership benefits to members who have continued to make monthly payments but were unable to use their home park while it was closed during the pandemic.

Balance Sheet and Liquidity

As of January 2, 2022, the company had cash on hand of $336 million and $461 million available under its revolving credit facility, net of $20 million of letters of credit, or total liquidity of $797 million. This compares to $851 million of liquidity as of October 3, 2021. The company’s net cash outflow was $54 million for fourth quarter 2021, including $60 million of capital expenditures and $10 million of non-recurring costs.

For full year 2021, the company invested $122 million in new capital projects. Net debt as of January 2, 2022, calculated as total reported debt of $2,630 million less cash and cash equivalents of $336 million, was $2,294 million.

In 2020, the company entered into amendments to its credit facility which, among other things, allows the company to use operating results from 2019 rather than actual results for the corresponding quarters in 2021 to test its senior secured leverage ratio financial maintenance covenant throughout 2022. In connection with these amendments, the company agreed to various restrictions, including a prohibition from prepaying debt. The restriction on prepaying debt will end on the earlier of the end of 2022 or such time as the company demonstrates compliance with its financial maintenance covenant using actual results. Based on its improved liquidity position and financial outlook, and in order to be permitted to begin pre-paying its debt, the company voluntarily tested its senior secured leverage ratio financial maintenance covenant based on actual results beginning in fourth quarter 2021 and was in compliance.

Change in Reporting Calendar

The company changed its fiscal reporting periods, such that each fiscal quarter (beginning with the fiscal quarter commencing January 1, 2021) consists of thirteen consecutive weeks ending on a Sunday5 and each fiscal year (beginning with the fiscal year commencing January 1, 2021) consists of 52 weeks or 53 weeks, as applicable, and ends on the Sunday closest to December 31. The company made the change to align the company’s fiscal reporting calendar with how the company operates its business and to improve comparability across periods. A summary of the comparable reporting periods is set forth below.

	Q1	Q2	Q3	Q4
2019	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2019
2020	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2020
2021	January 1 – April 4	April 5 – July 4	July 5 – October 3	October 4 – January 2, 2022
2022	January 3 – April 3	April 4 – July 3	July 4 – October 2	October 3 – January 1, 2023

Conference Call

At 7:00 a.m. Central Time today, February 24, 2022, the company will host a conference call to discuss its fourth quarter and full year 2021 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through March 3, 2022, by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 8550617.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 60 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the effect, impact, potential duration or other implications of the COVID-19 pandemic or virus variants, and any expectations we may have with respect thereto including the continuing efficacy of the COVID-19 vaccines, (ii) the adequacy of our cash flows from operations, available cash and available amounts under our credit facilities to meet our liquidity needs, including in the event of a prolonged closure of one or more of our parks, (iii) our ability to significantly improve our financial performance and the guest experience, (iv) expectations regarding consumer demand for regional, outdoor, out-of-home entertainment, including for our parks, and (v) expectations regarding our annual income tax liability and the availability and effect of net operating loss carryforwards and other tax benefits. Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including COVID-19, or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19, including with respect to business operations, safety protocols and public gatherings; political or military events; recall of food, toys and other retail products sold at our parks; accidents or incidents involving the safety of guests and employees, or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks; and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(2)	Certain of the company’s memberships include bundled products and offerings. Since the beginning of the membership program, a portion of the membership revenue has been allocated from “Park admissions” revenue to “Park food, merchandise and other revenue.” Beginning in October 2020, the company prospectively began allocating an incremental portion of membership revenue from “Park admissions” revenue to “Park food, merchandise and other revenue.” This resulted in a reduction in reported admissions spending per capita and an increase in in-park spending per capita, but the allocation of revenue between “Park Admissions” revenue and “Park food, merchandise and other” revenue has no impact on “Total revenues” or “Total guest spending per capita.”
(3)	Assumes average total guest spending per capita in fourth quarter 2021 for the period January 1 through January 2, 2022, and $32 million of revenue for the period October 1 through October 3, 2021.
(4)	Assumes average total guest spending per capita in fourth quarter 2021 for the period January 1 through January 2, 2022.
(5)	When a fiscal year contains 53 weeks, approximately every 5 to 6 years, the fourth quarter of that fiscal year will contain 14 weeks.

Statement of Operations Data (1)

	Three Months Ended			Twelve Months Ended
(Amounts in thousands, except per share data)	January 2, 2022	December 31, 2020	December 31, 2019	January 2, 2022	December 31, 2020	December 31, 2019
Park admissions	$160,933	$58,958	$144,530	$795,649	$202,646	$815,782
Park food, merchandise and other	144,831	42,635	101,748	655,451	126,306	574,440
Sponsorship, international agreements and accommodations	11,046	7,009	14,722	45,805	27,623	97,361
Total revenues	316,810	108,602	261,000	1,496,905	356,575	1,487,583
Operating expenses (excluding depreciation and amortization shown separately below)	142,720	107,348	125,101	647,250	389,726	607,791
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	56,746	31,394	42,290	189,919	127,765	185,920
Costs of products sold	25,219	11,165	23,008	125,728	34,119	130,304
Other net periodic pension benefit	(2,485)	(2,205)	(1,038)	(5,894)	(5,190)	(4,186)
Depreciation	29,491	31,284	28,597	114,412	119,159	115,825
Amortization	5	6	600	22	1,014	2,405
Stock-based compensation	3,948	1,323	1,927	21,462	19,530	13,274
Loss (gain) on disposal of assets	10,274	(2,769)	(943)	12,137	7,689	2,162
Interest expense, net	37,873	38,127	27,046	152,436	154,723	113,302
Loss on debt extinguishment	—	—	253	—	6,106	6,484
Other expense, net	9,326	5,711	4,016	18,122	24,993	2,542
Income (loss) before income taxes	3,693	(112,782)	10,143	221,311	(523,059)	311,760
Income tax expense (benefit)	5,692	(27,014)	21,298	49,622	(140,967)	91,942
Net (loss) income	(1,999)	(85,768)	(11,155)	171,689	(382,092)	219,818
Less: Net income attributable to noncontrolling interests	—	—	—	(41,766)	(41,288)	(40,753)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(1,999)	$(85,768)	$(11,155)	$129,923	$(423,380)	$179,065

Weighted-average common shares outstanding:
Basic:	86,047	85,008	84,560	85,708	84,800	84,348
Diluted:	86,754	85,008	84,560	86,651	84,800	84,968

Net (loss) income per average common share outstanding:
Basic:	$(0.02)	$(1.00)	$(0.13)	$1.52	$(4.99)	$2.12
Diluted:	$(0.02)	$(1.00)	$(0.13)	$1.50	$(4.99)	$2.11

Balance Sheet Data

	As of
(Amounts in thousands)	January 2, 2022	December 31, 2020	December 31, 2019
Cash and cash equivalents	$335,585	$157,760	$174,179
Total assets	2,968,590	2,772,691	2,882,540

Deferred revenue	177,831	205,125	144,040
Long-term debt	2,629,524	2,622,641	2,266,884

Redeemable noncontrolling interests	522,067	523,376	529,258

Total stockholders' deficit	(982,200)	(1,158,547)	(716,118)

Shares outstanding	86,163	85,076	84,634

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following tables set forth a reconciliation of net income (loss) to Adjusted EBITDA for the three-month periods and twelve-month periods ended January 2, 2022, December 31, 2020, and December 31, 2019:

	Three Months Ended			Twelve Months Ended
(Amounts in thousands, except per share data)	January 2, 2022	December 31, 2020	December 31, 2019	January 2, 2022	December 31, 2020	December 31, 2019
Net (loss) income	$(1,999)	$(85,768)	$(11,155)	$171,689	$(382,092)	$219,818
Income tax expense (benefit)	5,692	(27,014)	21,298	49,622	(140,967)	91,942
Other expense, net (2)	9,326	5,711	4,016	18,122	24,993	2,542
Loss on debt extinguishment	—	—	253	—	6,106	6,484
Interest expense, net	37,873	38,127	27,046	152,436	154,723	113,302
Loss (gain) on disposal of assets	10,274	(2,769)	(943)	12,137	7,689	2,162
Amortization	5	6	600	22	1,014	2,405
Depreciation	29,491	31,284	28,597	114,412	119,159	115,825
Stock-based compensation	3,948	1,323	1,927	21,462	19,530	13,274
Modified EBITDA (4)	94,610	(39,100)	71,639	539,902	(189,845)	567,754
Third party interest in EBITDA of certain operations (5)	—	—	—	(41,766)	(41,288)	(40,753)
Adjusted EBITDA (4)	$94,610	$(39,100)	$71,639	$498,136	$(231,133)	$527,001

Weighted-average common shares outstanding	86,047	85,008	84,560	85,708	84,800	84,348

The following tables set forth a reconciliation of net cash provided by (used in) operating activities to Adjusted Free Cash Flow for the three-month periods and twelve-month periods ended January 2, 2022, December 31, 2020, and December 31, 2019:

	Three Months Ended			Twelve Months Ended
(Amounts in thousands, except per share data)	January 2, 2022	December 31, 2020	December 31, 2019	January 2, 2022	December 31, 2020	December 31, 2019
Net cash provided by (used in) operating activities	$28,966	$(36,916)	$69,708	$334,905	$(190,880)	$410,573
Changes in working capital	8,084	(48,542)	(25,673)	31,884	(175,938)	28,739
Interest expense, net	37,873	38,127	27,046	152,436	154,723	113,302
Income tax expense (benefit)	5,692	(27,014)	21,298	49,622	(140,967)	91,942
Amortization of debt issuance costs	(1,978)	(1,977)	(860)	(7,911)	(6,535)	(3,563)
Other expense, net (2)	9,449	17,278	7,875	20,718	36,710	6,457
Interest accretion on notes payable	(277)	(276)	(322)	(1,108)	(1,157)	(1,310)
Changes in deferred income taxes	6,801	20,220	(27,433)	(40,644)	134,199	(78,386)
Third party interest in EBITDA of certain operations (5)	—	—	—	(41,766)	(41,288)	(40,753)
Capital expenditures, net of property insurance recovery	(59,927)	(7,918)	(18,151)	(121,742)	(98,364)	(140,176)
Cash paid for interest, net	(12,476)	(19,847)	(20,553)	(147,163)	(98,551)	(112,997)
Cash taxes (6)	(10,495)	(1,321)	(3,256)	(11,278)	(5,917)	(28,209)
Adjusted Free Cash Flow (7)	$11,712	$(68,186)	$29,679	$217,953	$(433,965)	$245,619

Weighted-average common shares outstanding - basic:	86,047	85,008	84,560	85,708	84,800	84,348

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)	Amounts recorded as “Other (income) expense, net” include certain non-recurring costs incurred in conjunction with changes made to our organizational structure in December 2021 and the transformation plan initiated in early 2020. The transformation plan has since been concluded and no further costs are anticipated. These amounts are excluded from Modified EBITDA as they are non-routine, non-recurring and unrelated to our ongoing operations and costs necessary to operate our business. For the year ended January 2, 2022, these amounts included consulting costs of $6.9 million, technology modernization costs of $4.5 million and employee termination costs of $10.1 million. For the year ended December 31, 2020, these amounts included consulting costs of $20.5 million, employee termination costs of $4.4 million and non-cash write-offs of ride assets of $9.8 million.
(3)	Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 would have been included in Modified EBITDA and Adjusted EBITDA had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the Statement of Operations each quarter through 2018.
(4)	“Modified EBITDA,” a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the following: the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA, as defined herein, may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park-level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA," a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Modified EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated

Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(5)	Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(6)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we anticipate paying minimal federal income taxes in 2022 and do not anticipate becoming a full cash taxpayer until at least 2024.
(7)	Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision-making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.